Exhibit 10.2

Execution Version

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made as of this 3rd day of March, 2015, by and among Intersections Insurance Services Inc., an Illinois corporation (the “Corporation”) and Andrew Sykes, an individual, residing at 405 North Wabash, Suite 5009, Chicago, Illinois 60611 (the “Executive”). This Agreement shall be effective as of March 3, 2015 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, the Corporation desires to employ the Executive and the Executive desires to accept such employment upon the terms and conditions contained in this Agreement,

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Employment. The Corporation hereby employs the Executive, and the Executive hereby accepts employment, as the President of the Corporation under the terms and conditions set forth herein.

2. Term. This Agreement and the Executive’s employment are for a term of three (3) years from the Effective Date (the “Initial Term”), which will automatically renew in successive terms of one (1) year each (each a “Successive Term”) unless the Corporation gives the Executive notice of nonrenewal (“Notice of Nonrenewal”) more than twelve (12) months in advance of the expiration of the Initial Term or Successive Term, as the case may be (the “Term Expiration”), in which case this Agreement and the Executive’s employment shall terminate upon the Term Expiration. Subject to paragraph 6, either the Executive or the Corporation may terminate the Executive’s employment at any time and for any reason, with or without “cause” including, without limitation, as defined in paragraph 6.c.; provided, however, other than in the case of termination by the Corporation for “cause” as defined in paragraph 6.c. or due to the Executive’s death or disability as set forth in paragraphs 6.a. or 6.b., both the Corporation and the Executive shall give the other 30 days’ prior written notice of termination. Notwithstanding the foregoing, the Corporation may, at its option, provide a cash payment up to 30 days’ Base Salary in lieu of such 30 days’ notice or any portion thereof.

3. Duties.

a. While the Executive is employed pursuant to this Agreement, he shall perform such duties and discharge such responsibilities as the Chairman (the “Chairman”) of the Board of Directors of the Corporation (the “Board of Directors”) and the Board of Directors shall from time to time direct, which duties and responsibilities shall be commensurate with the Executive’s position, and may include duties for the Group Company (defined below). The Executive shall perform his duties and discharge his responsibilities from the Corporation’s office at 315 West University Drive, Arlington Heights, Illinois 60004, provided that from time to time he may perform his duties from an office in Chicago, Illinois as authorized by the

Chairman, which authorization the Chairman may modify or amend from time to time at the Chairman’s discretion, and provided further that normal and customary business travel is also a duty and requirement of the Executive’s employment with the Corporation. The Executive shall comply fully with all applicable laws, rules and regulations as well as with the Corporation’s policies and procedures. The Executive shall devote his entire working time to the business of the Corporation and shall use his best efforts, skills and abilities in his diligent and faithful performance of his duties and responsibilities hereunder. While the Executive is employed pursuant to this Agreement, he shall not engage in any other business activities or hold any office or position, regardless of whether any such activity, office or position is pursued for profit or other pecuniary advantage, without the prior written consent of the Corporation; provided, however, the Executive may engage in (i) personal investment activities for himself and his family and (ii) charitable and civic activities, so long as such outside interests set forth in subsections (i) and (ii) hereof do not interfere with the performance of his duties and responsibilities hereunder.

b. The Board of Directors and the Chairman reserve the right from time to time to assign to the Executive additional duties and responsibilities and to delegate to other employees of the Corporation duties and responsibilities normally discharged by the Executive. All such assignments and delegations of duties and responsibilities shall be made in good faith and shall not materially affect the general character of the work to be performed by the Executive. The Executive shall hold such officerships and directorships in the Group Company and any of its parents or subsidiaries to which, from time to time, the Executive may be appointed or elected with no additional compensation payable to the Executive.

4. Compensation and Related Matters. As full compensation for the Executive’s performance of his duties and responsibilities during his employment pursuant to this Agreement, the Corporation shall pay the Executive the compensation and provide the benefits set forth below:

a. Base Salary. The Corporation shall pay the Executive an annual salary (the “Base Salary”) equal to $500,000, less applicable withholding and other deductions, payable in accordance with the Corporation’s then current payroll practices. Commencing in 2018, the Base Salary will be reviewed at least annually by the Chairman and may be increased, but not decreased, in its sole discretion, in which event any increased Base Salary shall be deemed the Base Salary under this Agreement.

b. Bonus. For each full calendar year of the Executive’s employment, the Executive shall be eligible to participate in a bonus plan (“Bonus Plan”). The Bonus Plan shall be as determined in the sole discretion of the Chairman, subject to financial, tax and legal analysis, and the approval by the Board of Directors. The Executive’s participation in the Bonus Plan shall be subject to the plan terms and conditions (which may be based on such factors as the Board of Directors determine in its or their sole discretion, including the performance of the Corporation, its direct and indirect subsidiaries or parent entities and/or the Executive) adopted by the Board of Directors. Without limiting the generality of the foregoing, to be eligible for a bonus under the Bonus Plan, the Executive must be in an “active working status” at the time of bonus payment. For purposes of this Agreement, “active working status” shall mean that the Executive has not resigned (or given notice of his intention to resign) and has not been terminated for any reason, with or without “cause” including, without limitation, as defined in paragraph 6.c. (or been given notice of termination), except as otherwise provided in paragraph 6 hereof.

c. Benefits. The Executive shall be entitled to participate in, and receive benefits from, any health, welfare and retirement plans and programs (including, but not limited to, medical, dental, life insurance, disability and 401(k)), if any are adopted, of the Corporation or any employing subsidiary which may be in effect from time to time during the Executive’s employment by the Corporation and/or employing subsidiary, on the same basis as those benefits are generally made available to other senior executives of the Corporation and/or employing subsidiary, subject to the terms and conditions of such plans as may be in effect from time to time.

d. Equity Awards. For so long as the Corporation is at least a majority owned subsidiary or controlled affiliate of Intersections Inc., a Delaware corporation, or any successor or assign thereof (the “Parent Company”), the Executive shall be considered for equity or equity-based awards by the Board of Directors of the Parent Company (and/or Compensation Committee thereof) on a similar basis as generally made available to other senior officers of the Parent Company (other than the Parent Company’s Chief Executive Officer). Any such grants or awards shall be made at the sole discretion of the Board of Directors of the Parent Company and/or Compensation Committee thereof and the terms of such grants or awards, if any, shall be set forth in the applicable plans and award agreements.

e. Leave. The Executive shall be eligible to receive and take paid leave that the Corporation generally makes available to its senior officers in accordance with the Corporation’s leave policies (as may be revised from time to time).

f. Insurance, Indemnification and Related Matters. The Corporation shall offer the Executive an agreement to indemnify him and provide him directors’ and officers’ liability insurance, in each case, upon terms substantially similar to those available to executive officers of the Parent Company.

g. Speaking Engagements. Executive may perform up to five (5) speaking engagements per year on subjects not related to the Business (defined below) of the Corporation or Parent Company, provided that the engagements do not interfere with the performance of Executive’s employment duties. The Corporation may exercise editorial control over the content of Executive’s speeches at such engagements to the extent the Corporation deems it necessary. The Executive may retain for himself cumulative gross annual compensation for such engagements totaling no greater than $50,000.00, and all such compensation beyond that amount shall be remitted to the Corporation.

5. Expenses. The Corporation or its subsidiaries shall reimburse the Executive for expenses which the Executive may from time to time reasonably incur on behalf of and at the request of the Corporation in the performance of his responsibilities and duties under this Agreement, provided that the Executive shall be required to account to the Corporation for such expenses in the manner prescribed by the Corporation.

6. Termination. The Executive’s employment shall be terminated:

a. immediately upon the Executive’s death;

b. by the Corporation, at its election, upon the Executive’s disability. For purposes of this Agreement, the term “disability” shall mean that the Executive is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the service provider’s employer;

c. by the Corporation upon the existence of cause. For purposes of this Agreement, “cause” shall mean that the Executive: (i) has been convicted of, or entered a plea of nolo contendre to, a misdemeanor involving moral turpitude or any felony under the laws of the United States or any state or political subdivision thereof; (ii) has committed an act constituting a breach of fiduciary duty, fraud, gross negligence or willful misconduct; (iii) has engaged in conduct that violated the Corporation’s (or the Parent Company’s) then existing internal policies or procedures and which is materially detrimental to the business, reputation, character or standing of the Parent Company or the Corporation or any of their subsidiaries; or (iv) has, after written notice to the Executive and a reasonable opportunity of at least 30 days to cure, continued (x) to be in material breach of the terms of this Agreement; (y) to fail or refuse to attend to the material duties and responsibilities reasonably assigned to him by the Board of Directors or the Chairman consistent with his authority, position and responsibilities on the date hereof; or (z) to be absent excessively for reasons unrelated to disability;

d. by the Executive upon the existence of good reason. For purposes of this Agreement, the following shall constitute “good reason”: the existence of one or more of the following events has occurred without the written consent of the Executive: (i) a material reduction in the Executive’s Base Salary; (ii) the relocation of the Executive’s office to a location outside of a 30-mile radius from Arlington Heights, Illinois; or (iii) a material breach by the Corporation of the terms of this Agreement; provided, however, that none of the events described herein will constitute good reason unless the Executive has first provided written notice to the Corporation of the occurrence of the applicable event(s) within 90 days of the initial existence of such event and the Corporation fails to cure such event within 30 days after its receipt of such written notice and, if uncured, the termination is effective (and the Executive terminates) as of the end of such 30 day cure period; or

e. by the Company without “cause,” at any time.

f. If the Executive’s employment is terminated by: (a) the Corporation pursuant to paragraph 6.c., (b) the Executive other than pursuant to paragraph 6.d., or (c) by Notice of Nonrenewal, then the Executive shall be entitled to receive nothing more than (i) the Base Salary provided for herein up to and including the effective date of termination, prorated on a daily basis; and (ii) medical benefit continuation at the Executive’s and/or his dependents’ expense as provided by law.

g. If the Executive’s employment is terminated by: (a) the Corporation pursuant to paragraphs 6.a., 6.b. or 6.e. (excluding termination by Notice of Nonrenewal) or (b) the Executive pursuant to paragraph 6.d., then, in full satisfaction of the Corporation’s obligations under this Agreement, the Executive, his beneficiaries or estate, as appropriate, shall be entitled to receive: (i) the Base Salary provided for herein up to and including the effective date of termination, prorated on a daily basis; (ii) any cash bonus which would otherwise be payable to the Executive with respect to the year prior to the year of termination, to the extent scheduled to be paid in the year of termination and not previously paid, which shall be due and payable in the year of termination and at the same time as such bonuses for such year are paid to active employees (but no later than March 15th of the year of termination); (iii) continued biweekly payment of the Base Salary, subject to income tax withholdings, until the final date of the then-current Initial Term or Successive Term, as applicable (without regard to whether the applicable Initial Term or Successive Term itself actually expires upon termination of employment) (the “Severance Term”), in exchange for a general release of all legally waivable claims against the Group Company, and each of its employees and agents in form and content satisfactory to the Corporation (the “Release”), to commence on the 60th day following the date of such termination, provided that the Release must have become effective and irrevocable before the 60th day following such termination; and (iv) medical benefit continuation at the Executive’s and/or his dependents’ expense as provided by law; provided, however, as additional consideration for the Release, to the extent the Executive and/or his covered dependents elect medical continuation coverage, the Corporation will pay (or reimburse) the cost of medical benefit continuation (on the same basis and at the same cost as such benefits are currently provided to senior executives of the Corporation) for the Executive and any covered dependents until the sooner of (A) the conclusion of the Severance Term, (B) the 18-month anniversary of the termination, or (C) such time as the Executive and/or his covered dependents are covered by another company’s group health insurance; and provided, further, that if the Corporation determines in good faith that its payment of such cost will result in the imposition of excise taxes or penalties on the Corporation, the Parent Company and/or the insurance carrier with respect to such medical benefits, then the Corporation shall not pay (or reimburse) such cost and the Corporation shall provide an economically equivalent benefit or payment, to the extent that such benefit or payment is consistent with applicable law and will not result in the imposition of such excise taxes or penalties. The payments or reimbursements of subsection (iv) hereof shall commence on the 60th day following the date of termination, provided that the Release must have become effective and irrevocable before the 60th day following such termination. In addition, in the event of (i) the Executive’s death or disability (as defined in paragraph 6.b.), all of the Executive’s outstanding unvested equity and equity based awards shall immediately become vested and any restrictions thereon shall lapse and, if applicable, become exercisable, and (ii) Executive’s termination of employment by the Corporation other than pursuant to paragraph 6.c. or termination of employment by the Executive pursuant to paragraph 6.d., on the Executive’s date of termination of employment, the Executive shall become vested, and all restrictions shall lapse and, if applicable, become exercisable, on the Executive’s outstanding equity and equity based awards that would have vested in the 12 months following the Executive’s date of termination of employment if the Executive had remained employed by the Corporation. The Executive’s receipt of the benefits of subsections (iii) and (iv) herein are contingent on the Executive’s continued compliance with paragraph 7, as determined at the discretion of the Board of Directors.

7. Confidential and Proprietary Information; Work Product; Warranty; Non-Competition; Non-Solicitation; Non-Disparagement, Etc.

a. Confidentiality. The Executive acknowledges and agrees that there are certain trade secrets and confidential and proprietary information (collectively, “Confidential Information”) which have been developed by the Group Company (defined below), are used by the Group Company in its business, and will be provided to and used by the Executive in the performance of his duties hereunder. Confidential Information shall include, without limitation: (i) customer lists and supplier lists; (ii) the details of the Group Company’s relationships with its customers, including, without limitation, the financial relationship with a customer, knowledge of the internal “politics”/workings of a customer organization, a customer’s technical needs and job specifications, knowledge of a customer’s strategic plans and the identities of contact persons within a customer’s organization; (iii) the Group Company’s marketing and development plans, business plans; and (iv) other information proprietary to the Group Company’s business. The Executive shall not, at any time during or after his employment hereunder, use or disclose such Confidential Information, except to authorized representatives of the Group Company or the customer or as required in the performance of his duties and responsibilities hereunder. The Executive shall return all customer and/or Group Company property, such as computers, software and cell phones, and documents (and any copies including, without limitation, in machine or human-readable form), to the Group Company when his employment terminates. The Executive shall not be required to keep confidential any Confidential Information which (x) is or becomes publicly available through no fault of the Executive, (y) is already in his possession (unless obtained from the Group Company or one of its customers) or (z) is required to be disclosed by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or the Executive’s exercise of legal rights before an authorized government agency, provided that the Executive shall provide the Corporation written notice of any such order prior to such disclosure to the extent practicable under the circumstances. Further, the Executive shall be free to use and employ his general skills, know-how and expertise, and to use, disclose and employ any generalized ideas, concepts, know-how, methods, techniques or skills, including, without limitation, those gained or learned during the course of the performance of his duties and responsibilities hereunder, so long as he applies such information without disclosure or use of any Confidential Information.

b. Work Product. The Executive agrees that all copyrights, patents, trade secrets or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by him during his employment by the Group Company and for a period of 6 months thereafter, that (i) relate, whether directly or indirectly, to the Group Company’s actual or anticipated business, research or development or (ii) are suggested by or as a result of any work performed by the Executive on the Group Company’s behalf, shall, to the extent possible, with the exception of the work product enumerated at Schedule A, be considered works made for hire within the meaning of the Copyright Act (17 U.S.C. Section 101 et seq.) (the “Work Product”). All Work Product shall be and remain the property of the Group Company. To the extent that any such Work Product may not, under applicable law, be considered works made for hire, the Executive hereby grants, transfers, assigns, conveys and relinquishes, and agrees to grant, transfer, assign, convey and relinquish from time to time, on an exclusive basis, all of his right, title and interest in and to the Work Product to the Group Company in perpetuity or for the longest period otherwise permitted by law. Consistent with his recognition of the Group Company’s absolute ownership of all Work Product, the Executive agrees that he shall (i) not use any Work Product for the benefit of any party other than the Group Company and (ii) at the Group Company’s sole expense, perform such acts and execute such documents and instruments as the Group Company may now or hereafter deem reasonably necessary or desirable to evidence the transfer of absolute ownership of all Work Product to the Group Company; provided, however, if following 10 days’ written notice from the Group Company, the Executive refuses, or is unable, due to disability, incapacity, or death, to execute such documents relating to the Work Product, he hereby appoints any of the Group Company’s officers as his attorney-in-fact to execute such documents on his behalf. This agency is coupled with an interest and is irrevocable without the Group Company’s prior written consent.

c. Warranty. The Executive represents and warrants to the Group Company that (i) there are no claims that would adversely affect his ability to assign all right, title and interest in and to the Work Product to the Group Company; (ii) the Work Product does not violate any patent, copyright or other proprietary right of any third party; (iii) the Executive has the legal right to grant the Group Company the assignment of his interest in the Work Product as set forth in this Agreement; and (iv) he has not brought and will not bring to his employment hereunder, or use in connection with such employment, any trade secret, confidential or proprietary information, or computer software, except for software that he has a right to use for the purpose for which it shall be used, in his employment hereunder.

d. Non-Competition; Non Solicitation. The Executive agrees that during his employment by the Group Company and for 18 months thereafter, regardless of the circumstances which result in his termination, he shall not within the continental United States or Canada (i) engage or attempt to engage, directly or indirectly, whether as an employee, officer, director, consultant or otherwise, in any business activity which is the same as, substantially similar to or directly competitive with the Business (defined below) of the Group Company; (ii) solicit or attempt to solicit, directly or indirectly, whether as an employee, officer, director, consultant or otherwise, any person or entity which is then a customer of the Group Company or has been a customer or solicited by the Group Company in the preceding 18-month period, to purchase products or services directly competitive with those sold or provided by the Group Company from any entity other than the Group Company; (iii) solicit for employment, engage and/or hire, whether directly or indirectly, any individual who is then employed by the Group Company or engaged by the Group Company as an independent subcontractor or consultant; and/or (iv) encourage or induce, whether directly or indirectly, any individual who is then employed by the Group Company or engaged by the Group Company as an independent contractor or consultant to end his/her business relationship with the Group Company; provided, however, nothing in this paragraph 7.d. shall prevent the Executive from owning, solely as an investment, up to 5% of the securities of any publicly-traded company. The term “Business” shall mean: (x) the business of offering, marketing, selling or providing (A) insurance, health or wellness, privacy, identity protection or subscription services to or for consumers, or (B) health or wellness products or services for animals; (y) any business which the Corporation has, during the final 18 months of the Executive’s employment, made documented plans to pursue in the future; or (z) any other business of the Group Company that the Executive has actively supported.

e. Non-Disparagement. During the Executive’s employment and at any time thereafter, the Executive agrees not to disparage, either orally or in writing, in any material respect the Group Company or any of its current or former employees, officers or directors, and will not authorize others to do so on Executive’s behalf. Notwithstanding the foregoing, nothing in this paragraph 7.e. shall preclude the Executive from (i) enforcing his rights under this Agreement or responding truthfully to legal process or governmental inquiry, (ii) in the course of and consistent with his duties for the Group Company, evaluating or discussing the performance or conduct of other officers and/or employees, including in connection with performance evaluations or (iii) from providing truthful testimony or information in any proceeding or in response to any request from any governmental agency or any judicial, arbitral or self-regulatory forum or as otherwise required by law, subject to the Executive providing the Group Company with as much prior written notice as is practicable under the circumstances.

f. Cooperation. The Executive agrees, without receiving additional compensation and upon reasonable notice, to cooperate fully with the Corporation and its legal counsel on any matters relating to the Executive’s employment with the Corporation in which the Corporation reasonably determines that the Executive’s cooperation is necessary or appropriate. The Corporation shall reimburse the Executive for reasonable and pre-approved travel and other similar out-of-pocket expenses incurred as a result of any such cooperation.

g. Injunctive Relief; Remedy. The Executive acknowledges that a breach or threatened breach of any of the terms set forth in this paragraph 7 may result in an irreparable and continuing harm to the Group Company for which there may be no adequate remedy at law. The Group Company shall, without posting a bond, be entitled to seek injunctive and other equitable relief, in addition to any other remedies available to the Group Company.

h. Essential and Independent Agreements. It is understood by the parties hereto that the Executive’s obligations and the restrictions and remedies set forth in this paragraph 7 are essential elements of this Agreement and that but for his agreement to comply with and/or agree to such obligations, restrictions and remedies, the Group Company would not have entered into this Agreement or employed (or continued to employ) him. The Executive’s obligations and the restrictions and remedies set forth in this paragraph 7 are independent agreements and the existence of any claim or claims by him against the Group Company under this Agreement or otherwise will not excuse his breach of any of his obligations or affect the restrictions and remedies set forth under this paragraph 7.

i. Survival of Terms; Representations. The Executive’s obligations under this paragraph 7 hereof shall remain in full force and effect notwithstanding the termination of his employment. The Executive acknowledges that he is sophisticated in business, and that the restrictions and remedies set forth in this paragraph 7 do not create an undue hardship on him and will not prevent him from earning a livelihood. The Executive further acknowledges that he has had a sufficient period of time within which to review this Agreement, including, without limitation, this paragraph 7, with an attorney of his choice and he has done so to the extent he desired. The Executive agrees that the restrictions and remedies contained in this paragraph 7 are reasonable and necessary to protect the Group Company’s legitimate business interests regardless of the reason for or circumstances giving rise to such termination and that the parties intend that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. The Executive agrees that given the scope of the Group Company’s business and the sophistication of the information highway, any further geographic limitation on such remedies and restrictions would deny the Group Company the protection to which it is entitled hereunder. If it shall be found by a court of competent jurisdiction that any such restriction or remedy is unenforceable but would be enforceable if some part thereof were deleted or modified, then such restriction or remedy shall apply with such modification as shall be necessary to make it enforceable to the fullest extent permissible under law.

j. “Group Company”. For purposes of the provisions of this paragraph 7, the term “Group Company” shall be deemed to include the Parent Company and any of its current and former, direct and indirect, subsidiaries and/or controlled affiliates (including, without limitation, the Corporation), as well as any successor to the Parent Company or all or any material portion of the businesses and/or assets of the Parent Company or any successor thereto or any of its direct and indirect, subsidiaries and/or controlled affiliates (including, without limitation, the Corporation).

k. Sufficient Consideration. As consideration for the covenants of this paragraph 7, the Corporation will pay the Executive a lump sum of $5,000, subject to tax and ordinary benefit withholdings (the “Covenant Bonus”), upon the Corporation’s first payroll date following the Effective Date. The Executive acknowledges that the covenants of this paragraph 7 are supported by legally sufficient consideration to which the Executive would not otherwise be entitled, including, without limitation: (i) the Covenant Bonus, (ii) new employment with the Corporation, (iii) the indemnity and insurance protections provided by paragraph 4(f), (iv) access to the Confidential Information and specialized training in the business of the Group Company, (v) placement as a high-ranking executive of the Corporation, (vi) the Base Salary, and (vii) eligibility to receive equity awards and to participate in the Corporation’s Bonus Plan and benefit plans.

8. Successors. This Agreement shall inure to the benefit of and be binding upon the parties, their legal representatives and successors and assigns. However, the Executive’s performance hereunder is personal to the Executive and shall not be assignable by the Executive. The Corporation may assign this Agreement and its rights and obligations to any affiliate or to any successor to all or substantially all of the business and/or assets of the Corporation, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock, or otherwise.

9. Miscellaneous.

a. Compliance with Section 409A.

(i) It is the intention of the parties that all payments and benefits under this Agreement (and any amendment hereto) shall be made and provided in a manner that is either exempt from or intended to avoid taxation under Section 409A of the Internal Revenue Code of 1986, as amended, and the rules, regulations and notices thereunder (“Code Section 409A”), to the extent applicable. Any ambiguity in this Agreement (or any amendment hereto)

shall be interpreted to comply with the above. The Executive acknowledges that neither the Corporation nor the Parent Company has made any representations as to the treatment of the compensation and benefits provided hereunder and the Executive has been advised to obtain his own tax advice. Each amount or benefit payable pursuant to this Agreement (and any amendment hereto) shall be deemed a separate payment for purposes of Code Section 409A. For all purposes under this Agreement, any iteration of the word “termination” (e.g., “terminated”) with respect to the Executive’s employment, shall mean a separation from service within the meaning of Code Section 409A. Without limiting the generality of the foregoing, for purposes of this Agreement (including paragraph 6 hereof), the Executive shall be considered to have a termination of employment only if such termination is a “separation from service” within the meaning of Code Section 409A.

(ii) To the extent that the reimbursement of any expenses or the provision of any in-kind benefits pursuant to this Agreement is subject to Code Section 409A, (A) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided hereunder during any one calendar year shall not affect the amount of such expenses eligible for reimbursement or in-kind benefits to be provided hereunder in any other calendar year; provided, however, that the foregoing shall not apply to any limit on the amount of any expenses incurred by the Executive that may be reimbursed or paid under the terms of the Corporation’s medical plan, if such limit is imposed on all similarly situated participants in such plan; (B) all such expenses eligible for reimbursement hereunder shall be paid to the Executive no later than December 31st of the calendar year following the calendar year in which such expenses were incurred or such earlier date as provided under the Corporation’s policies; and (C) the Executive’s right to receive any such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

(iii) Notwithstanding anything else in this Agreement to the contrary, if any payments or benefits under this Agreement, including the severance payment payable under paragraph 6.g. above, constitute “nonqualified deferred compensation” subject to Code Section 409A at the date of employment termination, then such payment, to the extent required under Code Section 409A, shall be made (or begin to be made) six months and one day after the Executive’s “separation from service” as defined in Code Section 409A(a)(2)(A)(i) (or if earlier the date of the Executive’s death), if the Executive is a “specified employee” as defined in Code Section 409A(a)(2)(B)(i) and as reasonably determined in good faith by the Corporation. In the event that any payment is subject to the foregoing delay, then the Corporation shall (provided it shall not result in the imposition of additional taxes by reason of Section 409A(b)(2)), at its sole expense, (A) contribute the amount of such payments to an irrevocable grantor trust in the form prescribed by Revenue Procedure 92-64 (the “Trust”) within 60 days after the Executive’s termination of employment, and (B) direct the trustee of the Trust to pay such amount, together with the earnings of the Trust, less applicable withholding and payroll deductions, to the Executive on the first day following the expiration of such delay or, if earlier, the Executive’s death (subject only to the limitations with respect to the Corporation’s insolvency, if any, as prescribed under the Trust and required to satisfy Revenue Procedure 92-64).

b. Clawback. Notwithstanding any other provision of this Agreement to the contrary, any incentive compensation (whether cash or equity) received by the Executive which is subject to recovery under any law, government regulation, order or stock exchange listing requirement, will be subject to such deductions and clawback (recovery) as may be required to be made pursuant to law, government regulation, order, stock exchange listing requirement (or any policy of the Parent Company and/or the Corporation adopted pursuant to any such law, government regulation, order or stock exchange listing requirement) (any “Policy”). The Executive agrees and consents to the Parent Company’s (or if applicable, the Corporation’s) application, implementation and enforcement of (i) any Policy and (ii) any provision of applicable law relating to cancellation, rescission, payback or recoupment of incentive compensation, and expressly agrees that the Parent Company and/or the Corporation may take such actions as are necessary to effectuate any Policy, any similar policy (as applicable to the Executive) or applicable law without further consent or action being required by the Executive. To the extent that the terms of this Agreement and any Policy conflict, then the terms of such Policy shall prevail.

c. Waiver; Amendment. The failure of a party to enforce any term, provision, or condition of this Agreement at any time or times shall not be deemed a waiver of that term, provision, or condition for the future, nor shall any specific waiver of a term, provision, or condition at one time be deemed a waiver of such term, provision, or condition for any future time or times. This Agreement may be amended or modified only by a writing signed by both parties hereto.

d. Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of Illinois without giving effect to principles of conflicts of law. The parties hereby irrevocably consent to the jurisdiction of the federal and state courts located in the Northern District of Illinois, and by the execution and delivery of this Agreement, each of the parties hereto accepts for itself the exclusive jurisdiction of the aforesaid courts and irrevocably consents to the jurisdiction of such courts (and the appropriate appellate courts) in any proceedings, and waives any objection to venue laid therein. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT HE OR IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT.

e. Tax Withholding. The payments and benefits under this Agreement may be compensation and as such may be included in either the Executive’s W-2 earnings statements or 1099 statements. The Corporation may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

f. Paragraph Captions. Paragraph and other captions contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

g. Severability. Each provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

h. Integrated Agreement. This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, understandings, memoranda, term sheets, conversations and negotiations. There are no agreements, understandings, restrictions, representations or warranties between the parties other than those set forth herein or herein provided for.

i. Interpretation; Counterparts. No provision of this Agreement is to be interpreted for or against any party because that party drafted such provision. For purposes of this Agreement: “herein,” “hereby,” “hereinafter,” “herewith,” “hereafter” and “hereinafter” refer to this Agreement in its entirety, and not to any particular subsection or paragraph. This Agreement may be executed in any number of counterparts, including by facsimile or PDF, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

j. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand delivery, by facsimile (with confirmation of transmission), by e-mail, by overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, in each case addressed as follows:

If to the Executive, at the address set forth above;

If to the Corporation:

Intersections Insurance Services, Inc.

3901 Stonecroft Boulevard

Chantilly, Virginia 20151

Attention: Chief Legal Officer

Facsimile: 703-488-1757

with copies (which shall not constitute notice) to:

DLA Piper LLP (US)

203 North LaSalle Street, Suite 1900

Chicago, IL 60601

Attn: David Mendelsohn

Robert C. Davis, P.C.

Telephone:	(312) 368-7272
(312) 368-3419
Facsimile:	(312) 630-5340
(312) 251-5839

E-mail: David.Mendelsohn@dlapiper.com

  Robert.Davis@dlapiper.com

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by addressee.

k. No Limitations. The Executive represents his employment by the Corporation hereunder does not conflict with, or breach any confidentiality, non-competition or other agreement to which he is a party or to which he may be subject.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

EXECUTIVE	INTERSECTIONS INSURANCE SERVICES INC.

/s/ Andrew Sykes	By:	/s/ Michael R. Stanfield
Andrew Sykes	Name:	Michael R. Stanfield
	Position:	President

[Signature Page to Employment Agreement]

SCHEDULE A

The copyright in a book, whether published in print or digital media, of which the primary content is the art and science of changing behavior, creating new habits or improving the health of people in other ways, and the purpose of which is to educate the general public and to guide the work of health promotion, behavior officers and others working in the field of human influence methods and wellness, and not to promote any product, service or business (the “Book”), provided:

i.	No Confidential Information or Work Product of the Group Company is used or disclosed in the creation of the Book without the further written consent of the Chairman of the Board of Directors of the Corporation; and to the extent any Confidential Information or Work Product of the Group Company is used or disclosed in the creation of the Book, then, hereupon, and further upon any such use, the Executive grants the Group Company a non-exclusive, royalty-free, irrevocable, worldwide license to reproduce, publish, distribute, create derivative works of and use the Book for the purpose of promotion of the Group Company’s business; and

ii.	The Book shall not refer to or describe the Group Company or its business without the prior written consent of the Chairman of the Board of Directors of the Corporation; provided that the Book shall refer to the Executive’s position with the Group Company to the extent requested by the Chairman of the Board of Directors of the Corporation.